January 7, 2010

Dear Fellow Shareholder,

This letter is written by the Board of Directors.  By now you have probably heard of the unfortunate passing away of Don Robbins, our company’s founder, former CEO and Chairman.  He died of an apparent heart attack over Christmas week.  As many of you know, Don had poured his heart and soul into this Company. We will miss Don and regret he will not see the fruit of his labors.

The Board has been very active over the past several weeks, and we wanted to offer an update of our actions, and of the Company in general.  First, the Board has been expanded to five members, with the additions of Dr. Joseph Kutz and Herman Hohauser.  Dr. Kutz, an internationally renowned hand surgeon, has been instrumental in the development and perfection of the tissue welding technology, and has worked closely with the technicians in Ukraine for a number of years.  He has also assumed the position of interim President and CEO.  Herman Hohauser is an experienced patent attorney and has acted as our General Counsel for the last several years.  In addition, Mr. Bob Machen, an active board member and major shareholder, has assumed the position of Chairman of the Board.  Finally, Bruce Jones, a current board member and President of the Company’s subsidiary, Carbon Capture Technologies, Inc., has assumed the position of interim CFO of the Company.  The Board has expended an enormous amount of man-hours over the past fifteen days, with each member contributing to one or more aspects of the Company’s business, in an effort to ensure that the Company remains a viable entity - that can not only withstand this crisis, but also fulfill the dream and expectations we all have - to maximize the future value of our technologies and thus our shares.

Our primary objectives near term are to first, put the Company back on a sound financial footing, and second, to bring the tissue welding technology of Live Tissue Connect, Inc. (“LTC”) to market as quickly as possible. Both of these goals are related.  To that end, we are in discussions with a prospective underwriter that has assisted the Company in the past concerning the raising of sufficient funds to pay current liabilities and to cover operating expenses during the ramp-up and initial stage of sales and marketing for LTC.  In addition, we are also in discussions with a prospective management team with which Don Robbins had been negotiating to execute a plan to commercialize LTC’s technology.  Assuming that we are successful in concluding those negotiations we will accompany two members of this prospective management team to complete the due diligence by travelling to Ukraine later this month, accompanied by Dr. Kutz and Herman Hohauser, to witness a number of procedures on live patients performed by Ukrainian surgeons.

Concerning Carbon Capture Technologies, Inc., we believe that there has been much progress on several fronts. First, our solid amine compound has been among over 100 CO2-scrubbing compounds tested by ADA environmental services, of Denver, Colorado, over the past year.  We are under a non-disclosure agreement with ADA and thus cannot discuss any details, but suffice to say our compound is among the best performing of the materials tested.  ADA plans to build a pilot plant on site next spring at a Texas coal-fired electric plant, and our material will be one of the few chosen to participate in that test.

In addition, we believe that the solid amine material developed by Dr. Abdel Sayari and his team at the Chemistry Department of the University of Ottawa also has substantial potential as a CO2 scrubbing medium for closed-circuit re-breathing devices.  All hospital operating rooms use gas as an anesthesia medium, and the patient’s breath is routed through a closed-circuit device.  The purification medium currently used is a soda-lime mix, which is the same technology that was used in submarines in World War I.  To our knowledge, this mix is not very efficient, has a metallic taste, and once saturated, cannot be recycled or reused.  Our solid amine material, in pelletized form, is, by contrast, much more efficient (longer lasting), has no unpleasant taste, and can be regenerated and thus reused hundreds of times.  Researchers at the Ottawa Heart Institute should begin testing our compound on an artificial lung by next spring, with the intention of beginning tests on human subjects shortly thereafter, pending the results of those tests.  The same technology also has large market potential for re-breather backpacks such as are worn by fire and mine rescue crews.  We have begun preliminary discussions with one of the world’s largest manufacturers of such equipment, and their response so far has been very encouraging.  The Heart Institute of Ottawa commissioned a market study on the potential for operating-room re-breather canisters, and the world market for this equipment is between $200 million and $400 million per year. We would assume the fire and mine (and SCUBA) market is just as large.  So this is the ‘low hanging fruit’ as it were, and while we don’t want to ignore the larger market for cleaning up large industrial stack gases, we  intend to pursue these smaller markets actively.

Your continued support and loyalty are very much appreciated.  While we have encountered many challenges,  we have endured and are determined to realize the full potential of what we believe are very valuable technologies.

Sincerely, on behalf of the Board,

/s/ Robert Machen
Robert Machen, Chairman

/s/ Joseph Kutz
Joseph Kutz, CEO